Exhibit 10.1

EXECUTION VERSION

AMENDMENT, FORBEARANCE AND WAIVER AGREEMENT

This AMENDMENT, FORBEARANCE AND WAIVER AGREEMENT (this “Agreement”) is entered into on this 14th day of July 2014, by and among Cubic Energy, Inc. (the “Company”), Cubic Asset, LLC (“Asset”), Cubic Asset Holding, LLC (“Asset Holding”), Cubic Louisiana, LLC (“Louisiana”), Cubic Louisiana Holding, LLC (“Louisiana Holding”, together with Asset, Asset Holding and Louisiana, the “Guarantors”, and each a “Guarantor”) and the undersigned Series A Purchasers and Series B Purchasers (collectively, the “Noteholders”) and, solely for purposes of Sections 1, 5, 7 and 10.1-10.11 of this Agreement, the undersigned registration rights holders (the “Registration Rights Holders”).  All terms capitalized and not defined herein shall take the meanings assigned in the NPA (as defined below).

RECITALS

WHEREAS, the Company, the Guarantors, the Noteholders, the Noteholder Agent, the Company Collateral Agent, the New Asset Collateral Agent and the Old Asset Collateral Agent are parties to that certain Note Purchase Agreement, dated October 2, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “NPA”), pursuant to which the Noteholders purchased 15.5% Senior Secured Notes due 2016 (the “Notes”) in an original aggregate principal amount of $66,000,000 from the Company;

WHEREAS, since October 2, 2013 and through March 31, 2014 the Company has issued to the Noteholders an aggregate principal amount of $2,834,803.13 additional Notes as payment of PIK Interest pursuant to Section 2.4 of the NPA;

WHEREAS, as security for all of the indebtedness and obligations due to Noteholders under the NPA and the other Note Documents, the Company and the Guarantors, as applicable, have (a) executed and delivered a (i) First Lien Security Agreement, dated as of October 2, 2013, between Asset Holding, Asset and Wilmington Trust, National Association, as collateral agent, (ii) Security Agreement, dated as of October 2, 2013, between Louisiana Holding, Louisiana and Wilmington Trust, National Association, as collateral agent, and (iii) Security Agreement, dated as of October 2, 2013, between the Company and Wilmington Trust, National Association, as collateral agent (each such agreement, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms a “Security Agreement”, and collectively the “Security Agreements”), in each case, granting to the collateral agent thereunder on behalf of the Noteholders a security interest in the Collateral and (b) executed and delivered certain other documents, made certain filings, delivered certain certificates and instruments and took other actions to perfect the security interest in the Collateral for the benefit of the Noteholders;

WHEREAS, the Company and the Registration Rights Holders are parties to that certain Registration Rights Agreement, dated October 2, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “RRA”), pursuant to which the Company agreed to provide the Registration Rights Holders with certain registration and other rights with respect to, among others, the shares of Common Stock issuable upon the exercise of the Warrants;

WHEREAS, as a condition precedent to the purchase of the Notes by the Noteholders, the Guarantors each executed a guaranty, dated October 2, 2013 (each a “Guaranty”), unconditionally guaranteeing payment to the Noteholders of the Guaranteed Obligations (as defined in the applicable Guaranty);

WHEREAS, the Noteholders and the Company previously entered into an Extension and Waiver Agreement on February 21, 2014 (the “Extension Agreement”) with respect to the Defaults set forth therein;

WHEREAS, the Company has continuing Defaults and Events of Defaults under the NPA, the Extension Agreement and the RRA;

WHEREAS, the Company has identified certain Defaults and Event of Defaults in an officer’s certificate, dated June 27, 2014, delivered by the Company to the Noteholder Agent, the Noteholders and the Registration Rights Holders;

WHEREAS, the Company has requested that (i) the Noteholders agree to certain amendments to the NPA, forbear from exercising certain rights and remedies available under the Note Documents and at law and waive certain Defaults and Events of Default under the NPA and (ii) the Registration Rights Holders agree to certain amendments to the RRA; and

WHEREAS, in response to such request, the Noteholders and the Registration Rights Holders desire to enter into this Agreement to make certain amendments to the NPA and RRA, forbear from exercising certain rights and remedies under the NPA and at law and waive certain Defaults and Events of Default under the NPA, in each case, as set forth in this Agreement and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors, the Noteholders and, solely for purposes of Sections 1, 5, 7 and 10.1-10.11 of this Agreement, the Registration Rights Holders hereby agree as follows:

1.                                      Incorporation of Recitals.  The Company, each of the Guarantors, each of the Noteholders and each of the Registration Rights Holders agrees and acknowledges that the Recitals set forth above are true and correct in all respects.

2.                                      Company and Guarantor Confirmations.

2.1                               Confirmation of Amounts Owed.  (a)  The Company and each Guarantor agrees and acknowledges that as of the date hereof (i) the aggregate principal amount of Series A Notes that are outstanding is $52,147,578.13, (ii) the aggregate principal amount of Series B Notes that are outstanding is $16,687,225.00, (iii) the aggregate principal amount of all Notes outstanding is $68,834,803.13, (iv) there is accrued and unpaid interest owed to the Noteholders, (which includes Default Interest and Registration Default Interest (the aggregate amount of such Default Interest and Registration Default Interest owed, the “Default Amount”)) and (v) the foregoing amounts do not include other fees, expenses and other amounts which are chargeable to or otherwise reimbursable by the Company under the Note Documents.  The Company acknowledges that it has an obligation to pay such amounts in accordance with the terms of the Note Documents.

2.2                               Enforceability of Note Documents and Liens.  (a) The Company and each Guarantor (i) ratifies and reaffirms the validity and enforceability of the Note Documents and all obligations thereunder, acknowledges and agrees that the Note Documents and all obligations thereunder are legal, valid, binding and enforceable obligations against the Company and the Guarantors in accordance with their terms and acknowledges and agrees that they have no defense (whether legal or equitable) or right of set-off or counterclaim with respect to the validity or enforceability of the Note Documents or the payment or performance of any obligations thereunder, (ii) ratifies and reaffirms the validity and enforceability of all liens and security interests granted pursuant to the Note Documents and acknowledges and agrees that each Collateral Agent on behalf of the Noteholders has a valid, enforceable and perfected security interests in and liens on all the Collateral with the priority required by the Note Documents and such liens and security interests are not subject to any defense (whether legal or equitable) or right of deduction, set-off or counterclaim and (iii) acknowledges and agrees that all such liens and security interests and all Collateral pledged as security for such indebtedness continues to be and remains collateral for such indebtedness from and after the date hereof.

(a)                                 Each Guarantor hereby ratifies and reaffirms: (i) the validity and enforceability of its respective Guaranty; (ii) that its reaffirmation of its Guaranty is a material inducement for the Noteholders to enter into this Agreement; and (iii) that its obligation under its respective Guaranty will remain in full force and effect until all of the Guaranteed Obligations (as defined in the applicable Guaranty) are paid-in-full and such Guaranty otherwise terminates pursuant to its terms.

2.3                               Good Faith Actions by Noteholders.  The Company and each Guarantor agree and acknowledge that the Noteholders have fully and timely performed all of their obligations and duties in compliance with the Note Documents and applicable law, and have acted reasonably, in good faith and appropriately under the circumstances.

2.4                               Existence of Defaults and Events of Default (a)  The Company and each Guarantor acknowledges and agrees that the following Defaults and Event of Defaults have occurred and are continuing under, as applicable, the NPA and the RRA (the “Specified Defaults”):

(i)                                     the Company failed to retain an Independent Public Accountant by June 1, 2014 as required by Section 7.1(a) of the NPA and the Extension Agreement (the “Accounting Default”);

(ii)                                  the Company failed to deliver certain Compliance Certificates prior to the date hereof that strictly adhered to the provisions of Section 7.1(b) of the NPA;

(iii)                               the Company delivered certain Financial Covenant Certificates prior to the date hereof that were executed by officers of the Company other than the chief financial officer, as required by the provisions of Section 7.1(c) of the NPA;

(iv)                              the Company failed to provide Noteholders with 3 Business Days notice of certain Noteholder conference calls conducted between the Company and the Noteholders prior to the date hereof, as required by the provisions of Section 7.2 of the NPA;

(v)                                 the Company failed to timely provide the Noteholders with an Officer’s Certificate describing the Defaults and Events of Default set forth in Section 2 of this Agreement as required by Section 7.1(f) of the NPA;

(vi)                              the Company failed to comply with the requirements of Section 7.12(c) of the NPA applicable to the Oil and Gas Properties listed on Schedule 2.4(a)(vi) (such properties, the “Specified Oil and Gas Properties”, and such Default, the “Oil and Gas Default”);

(vii)                           the Company failed to deliver a reserve report within 45 days following the end of the fiscal quarter for the fiscal quarter ended March 31, 2014 as required by Section 7.13(a) of the NPA;

(viii)                        the Company failed to timely deliver certain Monthly Update Reports prior to the date hereof as required by Section 7.14 of the NPA;

(ix)                              the Company failed to timely deliver certain drilling activities reports prior to the date hereof as required by Section 7.15 of the NPA;

(x)                                 the Company failed to obtain key man insurance for Calvin A. Wallen, III by May 1, 2014 as required by Section 7.17 of the NPA as extended pursuant to the Extension Agreement;

(xi)                              the Company took the actions identified to the Noteholders in writing prior to the date hereof, in violation of the requirements of Section 8.19 of the NPA to conduct the Company’s activities in accordance with the Approved Development Plan;

(xii)                           the Company failed to designate information delivered to the Noteholders as either “Private” or “Public” as required by Section 10.4(b) of the NPA; and

(xiii)                        the Company failed to cause the required registration statement pursuant to Section 2.1(a) of the RRA to be declared effective by April 2, 2014 as required by Section 2.1(d) of the RRA ((i)-(xiii), collectively, the “Specified Defaults”).

(b)                                 The Company and the Guarantors acknowledge and agree that as a result of the Specified Defaults, among other remedies available to the Noteholders under the Note Documents or at law, the Noteholders are permitted to declare all the Notes to be due and payable and upon such declaration the principal of the Notes together with all accrued and unpaid interest thereon and any unpaid accrued fees and Prepayment Premium and all other Obligations of the Note Parties accrued under the NPA or under any other Note Document shall become immediately due and payable.

2.5                               Acknowledgement Regarding Nomination of Directors.  The Company and the Noteholders hereby acknowledge that although Section 7.18 of the NPA requires that at all times following the effective date of the NPA, three of the Company’s directors shall be nominees of the Noteholders, the Noteholders have yet to nominate any persons to serve as a director of the Company.

3.                                      Amendments, Forbearances and Waivers to the NPA.  The Noteholders, the Company and the Guarantors agree, as applicable, to the following amendments, waivers and forbearances, in each case, subject to the satisfaction of the conditions set forth in Section 6 of this Agreement:

(a)                                 Extension Agreement.  Until July 31, 2014, the Noteholders agree to forbear from exercising any of their rights or remedies under the Note Documents solely as a result of the Accounting Default.  If by July 31, 2014 the Company retains an Independent Public Accountant satisfying the requirements of the NPA, the Noteholders shall be deemed as of the date of such retention to have waived the Accounting Default.

(b)                                 Compliance Certificate.  The Noteholders waive the default by the Company for failing to strictly adhere to the requirements of Section 7.1(b) of the NPA.

(c)                                  Financial Covenant Certificate. The Noteholders waive the default by the Company for delivering a Financial Covenant Certificate that was executed by an officer of the Company other than the chief financial officer as required by Section 7.1(c) of the NPA.

(d)                                 Notice of Noteholder Calls.  The Noteholders waive the default by the Company for failing to provide 3 Business Days’ notice, as required by Section 7.2 of the NPA, to the Noteholders of certain conference calls subsequently conducted by the Company and the Noteholders.

(e)                                  Notices of Defaults and Events of Default:  The Noteholders waive the default by the Company for failing to deliver in a timely manner as required by Section 7.1(f) of the NPA notices of Defaults and Events of Default with respect to, and only to the extent specified in Section 2 above and occurring prior to the date hereof, the Specified Defaults.

(f)                                   Oil and Gas Properties.  (i) For a period of sixty (60) days following the execution of this Agreement, the Noteholders agree to forbear from exercising any of their rights or remedies under the Note Documents solely due to the Oil and Gas Default.  If by September 12, 2014 the Company complies in full with all the requirements of Section 7.12(c) applicable to the Specified Oil and Gas Properties, the Noteholders shall have been deemed on the date of such compliance to have waived the Oil and Gas Default. (ii) Section 7.12(c) and (d) of the NPA are amended and restated in their entirety to read as set forth below:

“(c) Without limitation of Section 7.12(b), upon the lease, license, sublicense or other acquisition by a Note Party after the date hereof of any Oil and Gas Property, then the Company shall, or shall cause the other Note Parties, within thirty (30) days following the earlier of (i) the end of the Fiscal Year, or (ii) the point in time when a Note Party leases, licenses, sublicenses or acquires real property or properties or Oil and Gas Properties with an aggregate fair market value in excess of $500,000, to grant to the applicable Collateral Agent to secure the obligations under the Note Documents, a valid First Priority Lien (provided that Permitted Liens or other Liens acceptable to the applicable Collateral Agent and the Required Holders may exist) on such additional Oil and Gas Property together with each of the Mortgage Related Documents related to such Oil and Gas Property in form and substance satisfactory to the applicable Collateral Agent and the Required Holders. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the applicable Collateral Agent required to be granted pursuant to the Mortgages, and all taxes, fees and other charges payable in connection therewith shall be paid in full by such Note Party.

(d) Without limitation of Section 7.12(b), upon the purchase, lease, license, sublicense or other acquisition by a Note Party after the date hereof of any fee or leasehold interest in real property (other than an Oil and Gas Property), then the Company shall, or shall cause the other Note Parties, within thirty (30) days following the earlier of (i) the end of the Fiscal Year, or (ii) the point in time when a Note Party leases, licenses, sublicenses or acquires real property or properties (other than an Oil and Gas Property) with an aggregate fair market value in excess of $500,000, to grant to the applicable Collateral Agent to secure the obligations under the Note Documents, a valid First Priority Lien (provided that Permitted Liens may exist) on such additional real property asset, together with (i) each of the Mortgage Related Documents related to such real property, in each case in form and substance reasonably satisfactory to the Required Holders, (ii) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Required Holders with respect to such real property, in amounts not less than the fair market value of such real property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the effective date of such purchase, lease, license, sublicense or other acquisition and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Required Holders and evidence satisfactory to each Purchaser that the

Company has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the title policy, (iii) a completed Flood Certificate, (A) which Flood Certificate shall (x) be addressed to the applicable Collateral Agent and (y) otherwise comply with the Flood Program; and (B) if such real property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Note Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; (iv) if such real property is acquired by a Note Party in fee simple, ALTA surveys certified to the applicable Collateral Agent and dated not more than thirty days prior to the effective date of such purchase, lease, license, sublicense or other acquisition; and (v) if such real property is a Leasehold Property, a Landlord Consent and evidence that such Leasehold Property is a Recorded Leasehold Interest. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish and perfect the Liens in favor of the applicable Collateral Agent required to be granted pursuant to the Mortgages, and all taxes, fees and other charges payable in connection therewith shall be paid in full by such Note Party.”

(g)                                  Reserve Reports.  (i) The Noteholders waive the default by the Company as a result of its failure to timely deliver a reserve report within 45 days following the end of the fiscal quarter for the fiscal quarter ended March 31, 2014 as required by Section 7.13 of the NPA.  (ii) Section 7.13 of the NPA is amended and restated in its entirety to read as set forth below:

“As soon as available but in any event no later than sixty (60) days after the end of each June 30 and December 31 of each year, the Company shall deliver to each Noteholder (a) a report, in form and substance satisfactory to the Required Noteholders, prepared by Netherland, Sewell and Associates, or another independent petroleum engineer or firm of engineers acceptable to the Required Noteholders, which report shall set forth, as of June 30 and December 31, respectively, projections of future net income from hydrocarbons classified as Proved Reserves attributable to all of the Company’s and its Subsidiaries’ Oil and Gas Properties and (b) such other information concerning the Company’s and its Subsidiaries’ Oil and Gas Properties as any Noteholder may request, including, without limitation, engineering, geological and performance data.”

(h)                                 Sales and Production Reports.  (i) The Noteholders waive the default by the Company as a result of its failure to timely deliver prior to the date hereof certain Monthly Update Reports as required by Section 7.14 of the NPA.  (ii) The definition of “Monthly Update Report” in Annex I of the NPA is amended and restated in its entirety to read as set forth below:

“7.14 Sales and Production Reports. The Company shall deliver to each Holder (i) as soon as available and in any event within three (3) Business Days after each well of the Company or any of its Subsidiaries initially commences producing, a Well Report for the first twenty-four

(24) hours of production for such well and (ii) after each well of the Company or any of its Subsidiaries has been producing for thirty (30) days, within three (3) Business Days after such period a Well Report for the first thirty (30) days that such well has been producing. The Company shall deliver to each Holder, as soon as available and in any event within ninety (90) days after the end of each calendar month, a Monthly Update Report.”

(i)                                     Oil and Gas Information.  (i) The Noteholders waive the default by the Company as a result of its failure to timely deliver prior to the date hereof reports regarding drilling activities as required by Section 7.15 of the NPA.  (ii) Section 7.15 of the NPA is amended and restated in its entirety to read as set forth below:

(j)                                    “The Company shall provide the Holders on the Friday of each week with a weekly operational update for the previous week in the same form as the weekly operational update provided to the Holders, dated January 28, 2014, and, for the avoidance of doubt, the information in such weekly operational updates relating to estimated capital expenditures and estimated revenues shall be filled in (but deviation need not be filled in).”

(k)                                 Key Man Insurance.  (i) The Noteholders waive the default by the Company as a result of its failure to obtain key man insurance by May 1, 2014 in accordance with Section 7.17 of the NPA and the Extension Agreement.  (ii) Section 7.17 of the NPA and Section 1(d) of the Extension Agreement are each amended and restated in their entirety to read as set forth below:

“[Reserved].”

(l)                                     Development Plan.  (i) The Noteholders waive the default by the Company as a result of its taking the actions identified in writing by the Company to the Noteholders prior to the date hereof which were inconsistent with the Approved Development Plan in contravention of Section 8.19 of the NPA. (ii)  The Approved Development Plan for Asset for 2014 is amended and restated in its entirety to read as set forth below:

“Without prior approval by the Required Noteholders, the Note Parties shall not undertake (or continue to undertake) any projects after July 14, 2014 for the development of any Oil and Gas Property if the aggregate cost of all such projects will exceed $250,000.”

(m)                             Public and Private Information.  The Noteholders waive the default by the Company as a result of its failure to appropriately identify information provided by the Company to the Noteholders prior to the date hereof as either “Public” or “Private” as required by Section 10.4(b) of the NPA.

(n)                                 13 Week Cash Forecasts.  The NPA is amended to add a new Section 7.20 as set forth below:

“7.20 Weekly 13 Week Cash Forecasts.  (a) On or before July 31, 2014, the Company shall deliver to the Noteholders a thirteen (13) week cash flow forecast for the Company and its Subsidiaries, in form reasonably satisfactory to the Required Noteholders and including among other information: (i) projected aggregate weekly cash disbursements by the Company and its Subsidiaries and (ii) projected aggregate weekly cash receipts of the Company and its Subsidiaries (the “13-Week Forecast”).

(b) Not later than 5:00 p.m. (New York City time) on the Friday following the end of each week after the delivery of the initial 13-Week Forecast pursuant to Section 7.20(a), the Company shall deliver to the Noteholders: (i) an updated 13-Week Forecast which shall both update the immediately preceding 13-Week Forecast and roll forward by one week from the immediately preceding 13-Week Forecast and (ii) a report comparing, for the week immediately preceding the first week of the 13-Week Forecast being so delivered, the actual cash disbursements and receipts for the Company’s and its Subsidiaries to the projected cash disbursements and receipts for such week as set forth in the in the immediately preceding 13-Week Forecast.”

(o)                                 Strategic Transactions.  The NPA is amended to add a new Section 7.21 as set forth below:

“7.21 Strategic Transactions.

(a) No later than July 18, 2014, the Company shall have entered into an engagement letter in form and substance satisfactory to the Required Noteholders under which the Company engages an investment bank (the identity of which is satisfactory to the Required Noteholders) to pursue one or more Strategic Transactions.

(b)  No later than July 31, 2014, the Company shall have distributed or caused to have been distributed marketing materials for one or more Strategic Transactions to potential counterparties.

(c)  No later than September 30, 2014, the Company shall have entered into a letter of intent, (in form and substance and with a counterparty, in each case, satisfactory to the Required Noteholders) with respect to a Strategic Transaction.

(d) No later than October 17, 2014, the Company shall have either (i) consummated a Strategic Transaction or (ii) entered into a binding definitive agreement with a counterparty to consummate a Strategic Transaction that is reasonably expected to be consummated no later than December 31, 2014.

(e)  The Company shall inform the Noteholders, in reasonable detail and on a reasonably current basis, of its activities with respect to a Strategic Transaction.  Additionally, the Company shall provide updates on its activities with respect to a Strategic Transaction upon reasonable notice and demand by any Noteholder.

(f)  “Strategic Transaction”  shall mean a transaction either (i) which at consummation results in the payment in full in cash of all amounts owing to the Noteholders under the Note Purchase Agreement and the other Note Documents (including, without limitation, the full principal amount of the Notes, all accrued and unpaid interest (including any then owing Default Interest and Registration Default Interest) and any Prepayment Premium) or (ii) such other joint venture, strategic alliance or other transaction, the terms of which are satisfactory to the Noteholders.”

(p)                                 Maximum Total Cap Ex Spend.  The table setting forth “Maximum Capital Expenditures” in Section 9.6 of the NPA is amended and restated in its entirety as set forth below:

Fiscal Year	Maximum Capital Expenditure (on a consolidated basis)
2013	$9,500,000

2014 and every year thereafter	$2,300,000 or such greater amounts that may be agreed to by the Required Holders in their sole discretion

4.                                      Interest Payments.  The Noteholders, the Company and the Guarantors agree, as applicable, to the following amendments and waivers, in each case, subject to the satisfaction (or waiver) of the conditions set forth in Section 6 of this Agreement:

(a)                                 The Noteholders waive their right to receive, and the Company’s obligation to pay, the Default Amount.

(b)                                 In consideration for the Noteholders’ entry into this Agreement (and the related waivers, forbearances and amendments), including the Noteholders’ agreement to no longer receive cash pay interest as required by Section 2.4(b) of the NPA as in effect prior to the Effective Date, the NPA is amended and restated as set forth in this Section 4(b).

(i) The definition of “Record Holders” is amended and restated in its entirety to read as set forth below:

“  “Record Holders” means (i) prior to March 31, 2014, Holders of record of the Notes as of 5:00 P.M. New York City time on December 15, March 15, June 15 and September 15 with respect to the immediately succeeding Interest Payment

Date and (ii) after March 31, 2014, the Holders of Record immediately preceding the payment of interest on the Interest Payment Date.”

(ii) Section 2.4 of the NPA is amended and restated in its entirety to read as set forth below:

“(a) (i) Prior to March 31, 2014, interest will accrue on the Notes and be payable to the Record Holders at a rate of 15.5% per annum (of which 7 .0% per annum shall be payable in cash and 8.5% per annum shall be payable in the form of additional Notes (any interest paid in the form of additional Notes, “PIK Interest”)) payable quarterly in arrears on each of December 31, March 31, June 30 and September 30 of every calendar year to the Record Holders and (ii) after March 31, 2014, interest will accrue on both the Notes and accrued and unpaid interest at a rate of 20.5% per annum compounded quarterly on each of December 31, March 31, June 30 and September 30 of every calendar year (in each case, as may be adjusted pursuant to Sections 2.4(c) and (d), the “Interest Rate”) and shall be payable in full to the Record Holders (without the action by any person) on the earliest of (x) the Maturity Date, (y) the date on which the Notes are due and payable in accordance with Article XI or (z) the date on which any Prepayment Premium is due (in the case of clauses (i) and (ii), each date on which interest is due, an “Interest Payment Date”).  For the avoidance of doubt, accrued interest shall also be due and payable in cash as otherwise set forth in this Agreement, including as set forth in Article VI.  If any Interest Payment Date falls on a date that is not a Business Day, interest shall be paid on the immediately preceding Business Day.  Interest will accrue from the date of original issuance of the Notes.  All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

(b) The Company shall pay PIK Interest by issuing on each Interest Payment Date to each Record Holder an additional Note of the same series for which PIK Interest had accrued during such interest period (“PIK Interest Note”).  The principal amount of each PIK Interest Note shall equal the amount of PIK Interest that accrued on the Note for which PIK Interest is being paid.  Each PIK Interest Note shall be deemed a “Note” for all purposes hereunder.

(c)  At any time when a Registration Default exists and is continuing the Interest Rate will be increased by 5.00% per annum (“Registration Default Interest”).  Any Registration Default Interest will be payable in cash upon demand by any Holder.

(d) At any time when a Default or Event of Default exists and is continuing or any payment of principal, interest or Prepayment Premium, if any, is due on the Notes and has not been paid, the Interest Rate will be adjusted so that during such period the Interest Rate will equal the greater of (x) (i) prior to March 31, 2014, 18.0%  per annum plus any Registration Default Interest and (ii) after March 31, 2014, 23.5% per annum plus any Registration Default Interest and (y) (i) prior to March 31, 2014, 15.0% per annum plus the interest rate on a 10-year United States Treasury Note as of the date of such Default, Event of Default or non-payment plus any Registration Default Interest and (ii) after March 31, 2014, 20.5% per annum plus the interest rate on a 10-year United States Treasury Note as of the date of such Default, Event of Default or non-payment plus any Registration Default Interest ((x) and (y), “Default Interest”).  For the avoidance of doubt, such Default Interest shall accrue (including on the Prepayment Premium) after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.  Default Interest shall be payable in cash upon demand by any Holder .”

(ii) Section 11.1(a)-(b) of the NPA is amended and restated in its entirety to read as set forth below:

“(a) the Company defaults in the payment when due of (i) the principal of, or Prepayment Premium on, the Notes, including any amount due pursuant to Article VI, (ii) any interest or fees on the Notes or (iii) other fees or payments owed under this Agreement;

(b) [Reserved.]”

5.                                      Amendments to the RRA.  The Company and Registration Rights Holders agree that subject to the satisfaction (or waiver) of the conditions set forth in Section 6 of this Agreement Section 2(d)(i) of the Registration Rights Agreement is amended so that “within 180 days after Closing” is replaced with “by August 15, 2014”.

6.                                      Conditions Precedent.  This Agreement shall become effective on the date on which each of the following conditions shall have been satisfied (or waived) as determined by the Noteholders in their sole discretion (such date, the “Effective Date”):

6.1                               Opinions of Counsel.  Each Noteholder shall have received opinions in form and substance satisfactory to each Noteholder, dated the Effective Date, from Dentons US, LLP, counsel for the Company, covering the matters set forth on Exhibit A with respect to the Company and the Guarantors, and such other matters as any Noteholder may reasonably request.

6.2                               Representations and Warranties.  (a) The representations and warranties contained herein shall be true and correct in all respects on and as of the date hereof and the Effective Date.  (b) Except as set forth on Schedule 6.2(b), the representations and warranties contained in the NPA and other Note Documents shall be true and correct in all respects on and as of the date hereof and the Effective Date to the same extent as though made on and as of such date, in each case, other than as a direct result of the Specified Defaults; provided that to the extent such representations and warranties specifically relate to an earlier date, such representations and warranties shall be true and correct in all respects as of such earlier date.

6.3                               No Defaults or Events of Defaults.  As of the date hereof and the Effective Date, no Default or Event of Default has occurred and is continuing (other than the Specified Defaults) under the Note Documents.

6.4                               Delivery of Certain Documents.  The Noteholders shall have received (and with respect to Section 6.4(v), the Agents shall have received) from the Company and each Guarantor, as applicable, dated as of the Effective Date and in sufficient number requested:

(i)                                     Agreement.  Copies of the this Agreement originally executed and delivered by each party hereto.

(ii)                                  Officers’ Certificate.  A certificate signed by a Responsible Officer of the Company certifying that the conditions set forth in this Section 6 have been satisfied on and as of the Effective Date.

(iii)                               Secretary’s Certificate.  A certificate signed by the Secretary of the Company and each Guarantor, certifying as to the board and other resolutions and its Organizational Documents attached thereto and as to all other corporate or other organizational proceedings relating to the authorization, execution and delivery of this Agreement.

(iv)                              Evidence of Good Standing.  Evidence of good standing of the Company and each Guarantor in its respective state of incorporation or formation and in each jurisdiction in which the Company and each Guarantor is qualified as a foreign corporation or other entity to do business, each dated as of a recent date.

(v)                                 UCC Searches.  Copies of UCC lien searches as of a recent date for the Company and each Guarantor in its respective jurisdiction of incorporation or formation, in each case, such results being satisfactory to the Noteholders.

(vi)                              Solvency Certificate.  A certificate signed by the chief financial officer of the Company substantially in the form attached as Exhibit B demonstrating that (i) the Company and the Guarantors (on a consolidated basis) and (ii) the Non-Wells Loan Parties (on a consolidated basis), in each case, are, as of the Effective Date, Solvent.

(vii)                           Other Documents.  Such other documents, instruments or certificates as any Noteholder may reasonably request.

6.5                               Fees and Expenses.  Payment of all out-of-pocket fees and expenses incurred by the Noteholders and the Registration Rights Holders on or prior to the Effective Date in connection with the Note Documents, the RRA, this Agreement or otherwise in connection with their activities as Noteholders or Registration Rights Holders including the fees and expenses of their advisors and counsel (including Sullivan & Cromwell LLP).  In addition, the Company shall deposit $100,000 in a bank account directed by the Noteholders and the Noteholders shall be entitled to use such amount to pay fees and expenses incurred by them and their counsel and advisors (including Sullivan & Cromwell LLP) in connection with or relating to any of their investments in the Company or any transaction or potential transaction or activity related thereto.

6.6                               Effective Date.  The Effective Date shall have occurred by July 28, 2014.

7.                                      Representations and Warranties.  The Company and each Guarantor represents on and as of the date of this Agreement and the Effective Date:

7.1                               Due Authorization.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each Note Party.

7.2                               No Conflict.  The execution, delivery and performance by each Note Party of this Agreement, does not and will not (i) violate any Applicable Law or violate any Organizational Documents of such Note Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or any Note Document (including any Intercreditor Agreement), (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party, (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Note Party, except for such approvals or consents obtained on or before the date hereof or (v) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of the Company or any Material Contract.

7.3                               Governmental Consents.  The execution, delivery and performance by each Note Party of this Agreement does not and will not require any Governmental Authorization by any Governmental Authority.

7.4                               Binding Obligations.  This Agreement has been duly executed and delivered by each Note Party and is the legally valid and binding obligation of such Note Party, enforceable against such Note Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether considered at law or equity.

7.5                               Solvency.  (i) The Note Parties (on a consolidated basis) and (ii) the Non-Wells Loan Parties (on a consolidated basis), in each case, are, as of the date hereof and the Effective Date, Solvent.

7.6                               Accuracy of Disclosure.  All documents, certificates and written statements furnished to any of the Noteholders by or on behalf of any of the Note Parties in connection with this Agreement and the documents filed by the Company with the SEC, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

7.7                               Advice of Counsel.  The Note Parties have freely and voluntarily entered into this Agreement with the advice of outside legal counsel of their choosing.

8.                                      Release of Claims.  As part of the consideration for each Noteholder’s and Registration Rights Holder’s execution of this Agreement, the Company and each Guarantor, on behalf of themselves and their successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Noteholders, the Registration Rights Holders and their successors, assigns, parents, subsidiaries, limited partners, shareholder(s), affiliates, officers, directors, employees, attorneys and agents (collectively, the “Releasees”) from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by any Noteholder, any Registration Rights Holder or any other Releasee which arose or accrued on or before the Effective Date (collectively, the “Claims”).  The Company and each Guarantor further agree that they shall not commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to collect or enforce any Claim.

9.                                                                                      Miscellaneous.

9.1                               Notices.  Any notices with respect to this Agreement shall be given in the manner provided for in Section 13.1 of the NPA.

9.2                               Assignments.  This Agreement may not be assigned by any Note Party without the consent of all Noteholders and any assignment without such consent shall be null and void.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

9.3                               Amendment.  Section 13.3 of the NPA shall apply, and shall be incorporated by reference in full into this Section 9.3 and all references to the “Agreement” shall be deemed reference to this Agreement.

9.4                               Note Documents; Indemnity.  The Note Parties and the Noteholder agree that the Agreement is a “Note Document” under the NPA and that Section 10.2 of the NPA applies in full to this Agreement as a Note Document.

9.5                               Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.6                               Headings  The headings in this Agreement are for convenience of reference only and shall not limit or other affect the meaning hereof.

9.7                               Full Force and Effect.  The Note Documents shall remain unchanged, in full force and effect and continue to govern and control the relationship between the parties hereto, except to the extent they are inconsistent with, superseded or expressly modified herein, in which case, this Agreement shall govern and control.

9.8                               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.9                               CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT SOLELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE NOTEHOLDERS OR ANY COLLATERAL AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT WHICH EXPRESS TO BE GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE

CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH COLLATERAL AGENT, THE NOTEHOLDERS AND THE REGISTRATION RIGHTS HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTES PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

9.10                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11                        Termination.  This Agreement shall automatically terminate without action by any party if the Effective Date has not occurred by July 28, 2014; provided that Sections 10.4, 10.8, 10.9, 10.10 and 10.12 shall survive any such termination.

9.12                        Reimbursement of Costs and Expenses.  Without limiting any reimbursement obligation of the Note Parties under the NPA or the other Note Documents, the Company and the Guarantors agree to pay all costs, fees and expenses, expended or incurred by the Noteholders in connection with the negotiation, preparation, administration and enforcement of this Agreement, the Note Documents, the Obligations, any of the Collateral and all fees, costs and expenses incurred in connection with any bankruptcy or insolvency proceeding (including, without limitation, any adversary proceeding, contested matter or motion brought by an Agent or any other person).  Without in any way limiting the foregoing, the Company hereby reaffirms its agreement under the applicable Note Documents to pay or reimburse the Agents and Noteholders for all costs and expenses incurred by the Agents and Noteholders.  The Company and Guarantors are jointly and severally liable for their obligations under this Section 9.12.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:	CUBIC ENERGY, INC.

	By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

GUARANTORS:	CUBIC ASSET, LLC

	By:	/s/ Calvin A. Wallen, III
	Name:	Calvin A. Wallen, III
	Title:	President

CUBIC ASSET HOLDING, LLC

By:	/s/ Calvin A. Wallen, III
Name:	Calvin A. Wallen, III
Title:	President

CUBIC LOUISIANA, LLC

By:	/s/ Calvin A. Wallen, III
Name:	Calvin A. Wallen, III
Title:	President

CUBIC LOUISIANA HOLDING, LLC

By:	/s/ Calvin A. Wallen, III
Name:	Calvin A. Wallen, III
Title:	President

SERIES A HOLDERS:

AIO III CE, L.P.

By : Anchorage Capital Group, L.L.C., its investment manager

	By:	/s/ Daniel Allen
	Name:	Daniel Allen
	Title:	Senior Portfolio Manager

SERIES B HOLDERS:

CORBIN OPPORTUNITY FUND, L.P.

By: Corbin Capital Partners Management, LLC,
its general partner

	By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

O-CAP PARTNERS, L.P.

By: O-Cap Advisors, LLC, its general partner

By:	/s/ Jared Sturdivant
Name:	Jared Sturdivant
Title:	Manager

O-CAP OFFSHORE MASTER FUND, L.P.

By: O-Cap Advisors, LLC, its general partner

By:	/s/ Jared Sturdivant
Name:	Jared Sturdivant
Title:	Manager

REGISTRATION RIGHTS HOLDERS:

AIO III AIV, L.P.

By: Anchorage Capital Group, L.L.C., its investment manager

	By:	/s/ Daniel Allen
	Name:	Daniel Allen
	Title:	Senior Portfolio Manager

ANCHORAGE ILLIQUID OPPORTUNITIES III, L.P.

By: Anchorage Capital Group, L.L.C., its investment manager

	By:	/s/ Daniel Allen
	Name:	Daniel Allen
	Title:	Senior Portfolio Manager

ANCHORAGE ILLIQUID OPPORTUNITIES III (B), L.P.

By: Anchorage Capital Group, L.L.C., its investment manager

	By:	/s/ Daniel Allen
	Name:	Daniel Allen
	Title:	Senior Portfolio Manager

AIO III AIV 3, L.P

By : Anchorage Capital Group, L.L.C., its investment manager

	By:	/s/ Daniel Allen
	Name:	Daniel Allen
	Title:	Senior Portfolio Manager

CORBIN OPPORTUNITY FUND, L.P.

By: Corbin Capital Partners Management, LLC,
its general partner

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

O-CAP PARTNERS, L.P.

By: O-Cap Advisors, LLC, its general partner

By:	/s/ Jared Sturdivant
Name:	Jared Sturdivant
Title:	Manager

O-CAP OFFSHORE MASTER FUND, L.P.

By: O-Cap Advisors, LLC, its general partner

By:	/s/ Jared Sturdivant
Name:	Jared Sturdivant
Title:	Manager